EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the registration statement of Atlas Resource Partners, L.P. (the “Partnership”) on Form S-8 (File No. 333-180209, effective March 19, 2012) and Forms S-3 (File No. 333-182616, effective August 28, 2012, File No. 333-183995, effective October 2, 2012, File No. 333-193238, effective January 21, 2014 and File No. 333-193727, effective February 3, 2014) and of the reference to Cawley, Gillespie & Associates, Inc. and the inclusion of our report dated January 20, 2015 in the Annual Report on Form 10-K for the year ended December 31, 2014, of the Partnership and its subsidiaries, filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Cawley, Gillespie & Associates, Inc.
Robert D. Ravnaas, P.E.
President

March 2, 2015

Fort Worth, Texas